Exhibit 10.12

INGRAM MICRO

Executive Incentive Program

1.	Purpose

The purpose of this document is to set forth the general terms and conditions applicable to Ingram Micro Inc. Executive Incentive Program (the “Program”). The Program is intended to provide incentive compensation for eligible associates of Ingram Micro Inc. (the “Company”) and its participating Affiliates (as defined below) and direct and indirect subsidiaries in the form of a financial reward that directly relates to an increase in shareholder value based on the level of achievement of pre-established Performance Goals during the applicable Performance Period (each, as described below), subject to the restrictions and other provisions of the Program.

2.	Definitions

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Affiliate: Any entity that is, directly or indirectly, controlled by the Parent Company and any other entity in which the Parent Company, directly or indirectly, has a significant equity interest, or as determined by the CEO.

•	Board: The board of directors of the Parent Company, or if the board of directors of the Parent Company has delegated responsibility hereunder to a committee of the board of directors, such committee.

•	Cause: With respect to any Participant, the occurrence of one or more of the following:

(i)	The Participant’s failure to observe and fully comply with the Company’s Code of Conduct, policies, rules and regulations;

(ii)

The Participant’s conviction by any federal, state or local authority, or plea of no contest, of an act of dishonesty or an act constituting a felony, misdemeanor involving dishonesty or similar serious offense under the applicable laws of the jurisdiction in which the Participant is employed (which includes any offense or crime with a term of imprisonment greater than 1 year);

(iii)

The Participant’s commission of fraud, embezzlement, misappropriation, money-laundering, tax evasion, corruption, price-fixing or collusion with competitors, or financial crime whether or not a criminal or civil charge is filed in connection therewith and whether or not it constitutes a felony, misdemeanor involving dishonesty or similar serious offense under the applicable laws of the jurisdiction in which the Participant is employed; or

(iv)	Any other conduct on the part of the Participant that would make the Participant’s retention by the Company Group prejudicial to the Company Group’s best interests.

•	CEO: The Company’s Chief Executive Officer.

•	Code: The U.S. Internal Revenue Code of 1986, as amended.

•	Company Group: Collectively, the Parent Company and each of its Affiliates.

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Disability: The Participant suffers from a mental or physical condition which is expected to last at least 12 months or result in death, and which, in the opinion of a licensed physician, will prevent the Participant from engaging in any substantial or gainful employment, as determined by the CEO in his or her discretion.

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Financial Metric: The Company Group’s financial metric, approved by the Board, to be applied for the applicable Performance Period, as established pursuant to Section 5.2 for determination of Program achievement and set forth in the Plan Addendum relating to the applicable Performance Period.

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Group Incentive Payout Percentage: The level of funding of the Incentive Award Pool, expressed as a percentage, and determined based on the Company Group’s achievement of the Performance Goal as determined pursuant to Section 5.

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Incentive Award or Award: An award of incentive compensation granted to a Participant under the Program. In general, the actual value of the Incentive Award or Award will be determined by multiplying the Participant’s Salary by the Individual Incentive Payout Percentage, as determined in accordance with the terms set forth herein and the Plan Addendum for the applicable Performance Period.

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Incentive Award Pool: The aggregate funded bonus pool available for all Incentive Awards under the Program based on the Company Group’s achievement of the Performance Goal and the Group Incentive Payout Percentage, as determined pursuant to Section 5.2(a).

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Individual Incentive Payout Percentage: The applicable Group or Unit Incentive Payout Percentage modified based on the Participant’s individual performance outlined in Section 5.3(b) for the Performance Period.

•	Management by Objective (MBO): Defined objectives agreed to by both an eligible Participant and his or her manager (or, if applicable, the Board).

•	Parent Company: Ingram Micro Holding Corporation, a Delaware corporation.

•	Participant: An individual who is designated as a participant in the Program pursuant to Section 3.1.

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Performance Goal: The level of performance for the applicable Financial Metric required for various levels of payout (e.g., threshold, target and maximum), as set forth in the Plan Addendum for the applicable Performance Period.

•	Performance Period: The Company’s applicable fiscal year.

•	Program Year: Beginning on the first workday of the Performance Period and ending on the last workday of the Performance Period.

•	Salary: A Participant’s regular annual (fixed) salary or prorated salary determined by the Corporate Compensation department in its discretion.

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Senior Executives: Those executives so designated by the Board, which shall include, at a minimum: (i) the CEO, (ii) all other officers covered by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended from time to time, as reporting officers of the Parent Company, (iii) any other members of the Executive Leadership Team (i.e., those associates listed as such on the Company’s website and identified as such internally), and (iv) any other executive designated as a “Senior Executive” in the Parent Company’s Compensation Committee Charter, as amended from time to time.

•	Target Incentive Percentage: A Participant’s target annual incentive award opportunity under the Program, expressed as a percentage of annual Salary as determined pursuant to Section 5.3.

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Termination Date: The date a Participant ceases to be actively employed by the Company Group or ceases to perform services to the Company Group, as applicable, without regard to whether such Participant continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination. The Termination Date will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). The Company shall have the exclusive discretion to determine the Termination Date for purposes of any Incentive Award that may become payable under the Program.

•	Total Target Incentive Compensation: The Participant’s Salary (prorated as necessary), multiplied by the Participant’s Target Incentive Percentage.

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Unit: The Participant’s applicable geography (region, cluster or country), worldwide line of business, and/or function. The Group Incentive Payout Percentage will be allocated among the business Units based on the Units’ performance during the Performance Period.

•	Unit Incentive Payout Percentage: The percentage of payout under the Program based on the Unit’s performance achievement as determined pursuant to Section 5.2(b).

3.	Participation

3.1 Participants

Participants in the Program shall be any regular full-time or part-time associate of the Company Group employed in a salary grade or career level designated as eligible for participation by local Human Resources and approved by the CEO or his/her designee.

Executives who participate in other cash-based short-term (i.e., one year or less) incentive and/or commission-based programs are not eligible to participate in the Program.

3.2 New Hire Participants

An associate hired by the Company Group on or prior to the last business day of November (“New Participant”) during a Program Year may be offered participation in the Program in accordance with Section 3.1. A New Participant shall be eligible to receive an Incentive Award determined according to his or her salary grade or career level. In the event the New Participant becomes eligible for the Program, the Salary is prorated for the time he or she is eligible to participate in the program and the prorated Salary is used to calculate the

Incentive Award.

3.3 Transfers In/Out of the Program

A previously non-eligible associate who becomes eligible to participate in the Program in accordance with Section 3.1 as a result of transferring into such position, shall be eligible to receive an Incentive Award based on the portion of the Program Year during which the Participant was eligible to participate in the Program. An associate who becomes ineligible to participate in the Program in accordance with Section 3.1 as a result of transferring into a non-eligible position which participates in another incentive program and/or commission-type program, shall be eligible to receive an Incentive Award prorated based on the portion of the Program Year during which the Participant was eligible to participate in the Program.

3.4 Promotions and Demotions of Program Participants

An associate who is a Participant in the Program pursuant to Section 3.1 and is promoted or demoted to a position with a different Incentive Award opportunity is eligible for a target incentive based on the prorated Salary, Target Incentive Percentage and bonus program in effect on the effective date of each such promotion and/or demotion for the applicable position, and otherwise subject to the terms of the Program.

3.5 Leave of Absence (LOA)

Awards will be reduced for time the Participant is on a leave of absence during the Performance Period by using the number of days greater than 30 the Participant was on a leave of absence.

4.	Participating Units

Participation of any Unit in the Program will be determined in the discretion of the CEO.

5.	Award Determinations

5.1 Generally

The Board shall approve the selection of the Financial Metric and the establishment of Performance Goals for each achievement level: threshold, target and maximum that establish the worldwide Incentive Award Pool. The CEO shall approve compliance training conditions and review financial and non-financial performance of each eligible Unit to determine each organization’s achievement level and resulting share of the Incentive Pool. Generally, all achievement determinations shall be completed no later than three months following the end of the Performance Period, and, with respect to the Senior Executives, shall be approved and/or ratified by the Board.

5.2 Financial Metric - Target Setting

(a) Incentive Award Pool. At the start of each Performance Period, the Board approves the appropriate Financial Metric to be used for the new Program to establish the potential Incentive Award Pool that may be funded for the Performance Period; the Performance Goals for threshold, target and maximum achievement; and any adjustments that may be applied to the Performance Goals or in determining the Financial Metric (referred to as “special item adjustments”). Following the conclusion of the Performance Period, the Board will review and approve the actual level of achievement of the Performance Goals and, following the application of any special item adjustments, as determined in its sole discretion, determine the Group Incentive Payout Percentage and the Incentive Award Pool.

(b) Incentive Award Pool Differentiation by Unit: The Incentive Award Pool may be allocated among each of the Units by the CEO based on financial and non-financial goals as he determines to be appropriate. Determinations will be based on achievement of annual business plan financials, including but not limited to: operating income, revenue, gross margin, working capital days, operating expense, profit before tax, return on invested capital and other financial results vs. budget, and performance in relation to pre-established objectives and key initiatives.

5.3 Individual Incentive Award Calculation

(a) Target Incentive Award Percentage. A Participant’s Target Incentive Percentage shall be based on his or her salary grade or career level in effect during the Performance Period except as outlined under Section 3.2, 3.3, 3.4 and/or 3.5.

(b) Individual Incentive Award Calculation. A Participant’s Individual Incentive Payout Percentage will range between 0% and 200% of the Target Incentive Percentage based on: Company Group performance; the overall performance of his or her Unit relative to the overall performance of the other Units and the Units’ bonus pool allocation as determined by their supervisory organization (based on the individual’s function, country or business unit); and individual performance during the Performance Period, each as determined by the CEO or his/her delegate. The assignment of an individual’s Unit will be determined by the CEO or other Senior Executive’s judgment between Units under his or her responsibility. However, the total of all Incentive Awards given within a Unit must total no more than 100% of the total bonus pool dollars allocated to that Unit.

(c) Individuals with MBO Metrics. Each of the Board or the CEO (as applicable) may approve the use of MBO metrics for certain Participants who are in eligible positions prior to June 1 of the Performance Period. With the approval by the CEO or Board, as applicable, the successful completion of these objectives can result in up to an additional twenty achievement percentage points applied to an individual’s Target Incentive Percentage.

Standard MBO Calculation Example:

Target Incentive Percentage = 40% of Salary

Maximum MBO achievement percentage = 20% of the Target Incentive Award Percentage = 8% of Salary

Individual MBO achievement percentage (can range between 0% and 100%) = 90%

Individual EIP MBO Award Calculation = Salary x 8% (Maximum MBO achievement percentage) x 90% (individual MBO achievement percentage)

6.	Incentive Award Payment

6.1 Amount of Payment

The amount of any Incentive Award payable to a Participant (not including the MBO portion)

shall be equal to the eligible Salary multiplied by the Target Incentive Percentage and by the Individual Incentive Payout Percentage.

No Incentive Award payment will be made, and such Incentive Award opportunity shall be forfeited, if the Participant is on a performance improvement plan or if the specific compliance training conditions as set by the CEO as per Section 5.1 have not been met.

6.2 Form and Timing of Payment

(a) Except as set forth in Section 7.1(b), a Participant must be employed by the Company Group through the last day of the Program Year, in order to be eligible to receive payment of any Incentive Award for the Performance Period. Participants in the Program must also have completed all compliance training required for the Performance Period by the last day of the Performance Period in order to be eligible to receive payment of any Incentive Award for the Program Year. Any Participant who has not completed all required online compliance training for the Performance Period by the last day of the Performance Period shall be ineligible to receive any payment in respect of any Incentive Award granted under the Program. Notwithstanding the foregoing, no Incentive Award payable pursuant to this Program shall be paid unless the Board or the CEO (or his/her delegate), as applicable, approves the extent to which the applicable Performance Goals have been achieved for the Performance Period pursuant to Section 5.1.

(b) Subject to Section 6.2(a), any payment of an Incentive Award for the Performance Period, less applicable tax withholdings, will be made to an eligible Participant as soon as practicable following Board approval of the Company Group’s achievement against the Performance Goal and allocation of the Incentive Award Pool. Payment will occur in the calendar year following the Performance Period to which the Incentive Award relates (e.g., the payment for fiscal year 2025 will occur in calendar year 2026, regardless of whether such fiscal year ends in late December 2025 or early January 2026), and is generally expected to occur by the end of April following the end of the Performance Period. The Incentive Award payment may be made, in whole or in part, in cash, stock or other long-term based awards at the discretion of the Company Group, provided, that the medium of such payment may not serve to defer Participant’s recognition of income for tax purposes.

6.3 Withholding of Taxes

The Company Group shall have the right to withhold taxes and other amounts, which, in the opinion of the Company Group, are required to be withheld with respect to any amount due or payable to any Participant under the Program.

7.	Termination of Employment

7.1 Termination of Employment During Program Year

(a) Except as set forth in Section 7.1(b), in the event that a Participant’s employment with the Company Group is terminated, and the Participant’s Termination Date occurs prior to the end of the Program Year either (i) by the Participant for any reason, or (ii) by the Company Group for any reason, including with or without Cause or by reason of the sale of an operating unit, entity, or subsidiary of the Parent Company during the Program Year, such Participant shall not have any right, title or interest to payment of any Incentive Award for such Program Year.

(b) Death or Disability. In the event that the Participant’s employment with the Company Group is terminated by reason of such Participant’s death or Disability and the Participant’s Termination Date occurs prior to the end of the Program Year by reason of such Participant’s Death or Disability, the Participant (or the Participant’s family, designee or estate) shall receive payment of any Incentive Award for the Program Year, pursuant to Section 6 above, in an amount equal to Salary multiplied by Target Incentive Percentage and by the applicable Group or Unit Incentive Payout Percentage. The amount of the award shall be prorated based on the Termination Date and paid at the same time bonuses are paid to other Participants in accordance with Section 6.2.

7.2 Termination of Employment After End of Program Year

(a) For Cause. In the event that a Participant’s employment with the Company Group is terminated by the Company Group for Cause and the Participant’s Termination Date occurs after the end of the Program Year but prior to the payment date of an Incentive Award, such Participant shall not have any right, title or interest to payment of any Incentive Award.

(b) Other. In the event that a Participant’s employment with the Company Group is terminated for any reason not described in Section 7.2(a) and the Participant’s Termination Date occurs after the end of the Program Year but prior to the payment date of an Incentive Award, the amount of any Incentive Award applicable to the Performance Period shall be paid to the Participant in accordance with Section 6.

(c) Post-Employment Misconduct. Notwithstanding any provision of this Program or any other agreement to the contrary, in the event that a Participant’s post-employment conduct breaches any obligations owed to the Company Group (including, but not limited to, obligations regarding protection of trade secrets, non-disparagement, confidentiality, non-solicitation of customers and/or employees, or non-competition, as applicable), such Participant shall not be entitled to the payment of any Incentive Award which would otherwise be payable pursuant to Section 6 or 7, and all of the Participant’s rights to such Incentive Award shall be forfeited.

8.	Administration; Amendment and Termination

Notwithstanding anything to the contrary herein, the Program shall be administered by the Board with respect to the Senior Executives, including establishing all applicable Performance Metrics and Performance Goals, reviewing and approving the performance thereunder, making any applicable adjustments to Performance Goals or performance calculations, and approving the actual Incentive Award for each Senior Executive. With respect to any Participant who is not a Senior Executive, the CEO shall have the power and authority, including, without limitation, the authority to construe and interpret this Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of this Program. The Board and the CEO, as applicable, may from time to time make such decisions and adopt such terms for implementing the Program as they deem appropriate for the Program or any applicable Participant under the Program. Any decision taken by the Board or the CEO, as applicable, arising out of or in connection with the construction, administration, interpretation and effect of the Program shall be final, conclusive and binding upon all Participants and any person claiming under or through any Participant. The CEO may delegate his or her power with respect to the Program from time to time as he or she so determines. Subject only to compliance with the express provisions hereof, the CEO may act in his or her sole and absolute discretion with respect to matters within his or her authority under this Program.

Notwithstanding anything herein to the contrary, the Board (or the CEO, with respect to Participants who are not Senior Executives) may, at any time, terminate, modify or suspend this Program, without prior notification to the Participants.

9.	General Provisions

9.1 No Guarantee

Participation in the Program is no guarantee that an Incentive Award will be paid. The success of the Company Group and its Units as measured by the achievement of various Performance Goals in accordance with Section 5 shall determine the extent to which Participants are eligible to receive payment of an Incentive Award.

9.2 Expenses

All expenses and costs in connection with the adoption and administration of the Program shall be borne by the Company Group.

9.3 Section 409A (USA Participants)

To the extent applicable, the Program and all incentive award agreements and all other instruments evidencing amounts subject to the Program shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Program, any incentive award agreement or any other instrument evidencing amounts subject to the Program to the contrary, if the Board determines that any compensation or benefits payable under this Program may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Board may in its sole discretion adopt such amendments to the Program, any incentive award agreements and any other instruments relating to the Program, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the compensation and benefits payable under the Program from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section shall not create an obligation on the part of the Board to adopt any such amendment, policy or procedure or take any such other action.

9.4 Limitations

(a) No Right to Continued Employment. Nothing contained in this Program or in any document related to this Program or to any Incentive Award shall confer upon any Participant any right to continue as an associate or in the employ of the Company Group or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company Group to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without Cause.

(b) No Vested Rights. Except as expressly provided herein, no Participant or other person shall have any claim of right, title or interest (legal, equitable, or otherwise) to any Incentive Award or to any specific asset of the Company Group by reason of any Incentive Award. No officer or associate of the Company Group or any other person shall have any authority to make representations or agreements to the contrary.

(c) Non-transferability. No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge to a third party and any such attempted action shall be void and no such benefit or interest shall be, in any manner, subject to, debts, contracts, or liabilities of any Participant or beneficiary; provided, however, that nothing in this Section shall prevent the Company Group from encumbering a Participant’s Incentive Award to securitize a loan made to the Participant by the Company Group or prevent the Participant’s transfer of an Incentive Award by will or by the laws of descent or distribution.

(d) Not Part of Other Benefits. The benefits provided in this Program shall not be deemed a part of any other benefit provided by Company Group to its associates.

(e) Other Programs. Nothing contained in the Program shall limit the Company Group’s power to grant incentives to associates of the Company Group other than pursuant to this Program, whether such associates are Participants in this Program.

(f) No Accrued Interest. Under no circumstances will any interest accrue on the payment of any Incentive Award under the Program.

(g) No Fiduciary Relationship. Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company Group and any Participant, beneficiary or other person.

(h) Limitation on Rights. Except as expressly granted pursuant to the Program, nothing in the Program shall be deemed to give any associate any contractual or other right to participate in the benefits of the Program. No award to any such Participant in any Performance Period shall be deemed to create a right to receive any award or to participate in the benefits of the Program in any subsequent Program Year.

9.5 Compensation Recovery Policy

Notwithstanding provisions of this Program or any other agreement to the contrary, including without limitation Sections 6 and 7 of the Program, any Incentive Award granted to a Participant hereunder shall be subject to all of the terms and conditions set forth in the Ingram Micro Inc. Compensation Recovery Policy or any other clawback policy implemented by the Parent Company, as in effect from time to time, including, without limitation, any clawback policy adopted to comply with applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with any member of the Company Group.

Furthermore, the Company reserves the right to determine whether any Participant in this Program may have forfeited any unpaid Incentive Award or recover any Incentive Award paid to any Participant under this Program, to the extent permitted by applicable laws, in the event that a Participant engages in conduct that is detrimental to the Company Group, which includes: (i) the Participant’s engagement in conduct that constitutes Cause for the termination of the Participant’s employment; (ii) the Participant’s engagement in fraudulent, intentional, willful, or grossly negligent misconduct, whether by commission or omission; (iii) either (a) the payment of any Incentive Award, or (b) the calculation of the magnitude of any such Incentive Award, which was based on materially inaccurate financial statements (including, without limitation, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, regardless of whether such material inaccuracies were subsequently the subject of an accounting restatement, or (iv) in the event that a Participant’s post-employment conduct breaches any obligations owed to any member of the Company Group (including, but not limited to, misappropriation of trade secrets, non-disparagement, confidentiality, non-solicitation of customers and/or employees, or non-competition).

The Company’s right to determine whether a Participant may have forfeited any unpaid Incentive Award or to recover any Incentive Award paid to a Participant shall start on the date of the initial occurrence of any event above and continuing thereafter until the date on which the Company determines that such event has occurred and shall in no case exceed the 36-month period preceding the date of such determination by the Company.

9.6 Effect on Benefit Calculations

An Incentive Award is to be excluded from a Participant’s compensation for purposes of calculating benefits under any plan, program, policy or procedure of the Company Group (including, but not limited to, the Company’s Executive Officer Severance Policy, long-term disability plan, and superannuation, leave entitlement and vehicle entitlement policies) unless specifically provided under the terms and conditions of such plan, program, policy or procedure.

9.7 Unfunded Program

All amounts payable under this Program shall be paid from the general assets of the Company or employing entity within the Company Group, as applicable, and no trust, separate fund or deposit of any kind shall be established and no segregation of assets shall be made to assure payment of such amounts. To the extent that a Participant, beneficiary or other person acquires a right to receive payment with respect to an Incentive Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity within the Company Group, as applicable.

Ingram Micro

Plan Addendum

This is the Plan Addendum for the Ingram Micro Executive Incentive Program (the “Program”) for the Performance Period [month 20xx—month 20xx] (“Fiscal Year [__]”). Capitalized terms used in this Plan Addendum but not defined in this Plan Addendum will have the meaning ascribed to such term in the Program.

For Fiscal Year [__], the Performance Goals will be based on achievement of the Financial Metric [metric] (as defined below), measured on a consolidated basis based on the performance of the Company Group.

Incentive Award Pool Calculation.

For Fiscal Year [__], the Board approved [metric] (as defined below) to be used as the Financial Metric to determine overall Company performance for purposes of the Program. There will be no Incentive Award Pool, and Incentive Awards will not be paid, unless the Company achieves a threshold level of [metric] performance, as determined by the Board in its sole discretion following the application of any special item adjustments. If [metric] exceeds the threshold level, the Incentive Award Pool will equal (i) the aggregate amount that would be payable if all participants received Incentive Awards at the target level, multiplied by (ii) the bonus achievement determined based on the [metric] performance as set forth below.

	Threshold (50% Group Incentive Payout Percentage)	Target (100% Group Incentive Payout Percentage)	Maximum (200% Group Incentive Payout Percentage)
[metric] (% of budget plan for the Performance Period)	[__ %]	100%	[___%]

Incentive Award Pool funding will be interpolated on a straight-line basis between the applicable levels set forth above. In addition, each applicable Performance Goal may be equitably adjusted, as determined by the Board in its reasonable discretion, to reflect any transaction whereby the Company Group ceases to be a standalone Company Group and becomes a division or subsidiary of a consolidated group of companies.

For purposes of this Plan Addendum, “[metric]” is defined as [definition].

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